Exhibit 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the reference of our firm under the caption “Experts” and to the use of our reports dated September 14, 2005 with respect to Global Secure Corp. (except for Note B[2] as to which the date is October 25, 2005), April 1, 2005 (except for Note A[1] as to which the date is May 24, 2005) with respect to Global Secure Systems Corp., May 12, 2005 (except for Note A[1] as to which the date is June 9, 2005) with respect to Global Secure Training Corp. and July 19, 2005 with respect to Global Secure Safety (Filtered Air) Corp., in Amendment No. 3 to the Registration Statement on Form S-1 (No. 333-127490) and related Prospectus of Global Secure Corp.
Eisner LLP
New York, New York
October 25, 2005